UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: December 1, 2003
                        (Date of Earliest Event Reported)

                               BOSS HOLDINGS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           Commission File No. 0-23204

           Delaware                                         58-1972066
 ------------------------------                         ------------------
(State or other jurisdiction of                            (IRS Employer
 incorporation or organization)                         Identification No.)

                              221 West First Street
                             Kewanee, Illinois 61443
                     --------------------------------------
                    (Address of principal executive offices)

                                 (309) 852-2131
                          -----------------------------
                         (Regsitrant's telephone number)

ITEM 5. OTHER EVENTS.

        On December 1, 2003, Boss Holdings, Inc. (the "Company") initiated a restricted tender offer pursuant to SEC Rule 13e-4(h)(5) for shares of its common stock held by persons or entities whose total holdings are less than 100 shares. In response to requests from shareholders, this odd-lot repurchase program is being offered as an administrative convenience to provide small shareholders a means of selling their shares without brokerage fees and commissions. Eligible shareholders will receive written notice of the tender offer from the Company's program manager, Georgeson Shareholder, along with an acceptance form for tendering their shares. The program is being offered on a "first-come, first-served" basis and will remain open until January 23, 2004, subject to the right of the Company to extend the program beyond such date in its discretion. The Company will not accept tenders of shares which would result in the Company having less than 300 registered shareholders or which otherwise would be in violation of applicable law. The Company will not accept tenders for less than all of an eligible shareholder's shares. By reducing the number of small shareholders, the Company expects to save costs incurred in producing and mailing annual reports, proxy statements and other corporate materials to shareholders. Eligible shareholders will receive $5.00 per share for all shares tendered and accepted by the Company, subject to certain administrative fees and costs applicable to responding shareholders who have lost their stock certificates.

        Company shareholders with questions about the share repurchase program can call the program manager, Georgeson Shareholder, toll-free at 1-866-899-7600.

                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              BOSS HOLDINGS, INC.


Dated:  December 5, 2003                      By: /s/  J. Bruce Lancaster
                                                  -------------------------
                                              J. Bruce Lancaster
                                              Chief Financial Officer
                                              (principal financial officer)

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